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                              DORSEY & WHITNEY LLP
                             Pillsbury Center South
                             220 South Sixth Street
                        Minneapolis, Minnesota 55402-1498
                            Telephone: (612) 340-2600
                               Fax: (612) 340-2868




                                                                     EXHIBIT 8.1
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Conseco Finance Corp.                  Conseco Finance Securitizations Corp.
1100 Landmark Towers                   1100 Landmark Towers
345 St. Peter Street                   345 St. Peter Street
St. Paul, Minnesota 55102-1639         St. Paul, Minnesota 55102-1639

     Re:  Conseco Finance Corp.,
          Conseco Finance Securitizations Corp. and
          Conseco Finance Home Equity Loan Trust 2000-A

Ladies and Gentlemen:

     We have acted as counsel for Conseco Finance Corp., a Delaware corporation ("Conseco Finance") and Conseco Finance Securitizations Corp., a Minnesota corporation ("Conseco Securitizations") in connection with the establishment by Conseco Securitizations of Conseco Finance Home Equity Loan Trust 2000-A (the "Trust"), pursuant to a Pooling and Servicing Agreement, dated as of February 1, 2000 (the "PSA"), between Conseco Securitizations and U.S. Bank Trust National Association as Trustee (the "Trustee"). The Trust will issue $295,500,000 aggregate principal amount of Loan-Backed Certificates (the "Certificates") pursuant to the PSA. The issuance of the Certificates is also described in two registration statements on Form S-3 (File No. 333-85119 and 333-85199-01) (together, the "Registration Statement"), and in the related Prospectus Supplement dated February 4, 2000 (the "Prospectus Supplement") and Prospectus dated November 22, 1999 (the "Base Prospectus") (together, the "Prospectus").

     You have requested our opinion with respect to certain federal income tax consequences of the purchase, ownership and disposition of the Certificates. For purposes of rendering our opinion we have examined the Registration Statement, the Prospectus and the Pooling and Servicing Agreement.
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Conseco Finance Corp.
Conseco Finance Securitizations Corp.
February 24, 2000
Page 2

     Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations. Our opinion is also based on the representations and warranties set forth in the Pooling and Servicing Agreement and the assumptions that the Company and the Trustee will at all times comply with the requirements of the Pooling and Servicing Agreement, including, without limitation, the requirement that a proper election to be taxed as a real estate mortgage investment conduit ("REMIC") under the Internal Revenue Code of 1986, as amended (the "Code") is made in accordance with the Pooling and Servicing Agreement and the Code and that the Certificates will be issued as described in the Prospectus.

     Based upon the foregoing, as of the date hereof it is our opinion that the Trust created pursuant to the Pooling and Servicing Agreement will qualify as a REMIC under the Code and under the REMIC Regulations, and that the Class AV Certificates, Class MV Certificates, Class BV Certificates and Class P Certificates will evidence ownership of the "regular interests" and the Class C Certificate will evidence ownership of the single class of "residual interests"in such a REMIC.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Consequences" in the Prospectus, and we hereby confirm that, insofar as they constitute statements of law or legal conclusions as to the likely outcome of material issues under the federal income tax laws, the discussion under such heading accurately sets forth our advice.

Dated:  February 24, 2000

                                       Very truly yours,

                                       /s/ Charles F. Sawyer



CFS